Exhibit 10(d)

Form of 2008

PHANTOM UNIT AGREEMENT

THIS PHANTOM UNIT AGREEMENT (this “Agreement”) is by and between Magellan GP, LLC (the “Company”) and                      (the “Participant”).

1.	Grant of Phantom Units. The Company hereby grants to the Participant effective January 24, 2008 (the “Effective Date”), subject to the terms and conditions of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated (the “Plan”) and this Agreement, the right to be eligible to receive a target grant of Phantom Units of Magellan Midstream Partners, L.P. (the “Partnership”). The number of Units received at the end of the Restricted Period will be determined based on Performance Criteria (as defined herein), employment status at that time and any other relevant provisions of the Plan. These Units are referred to in this Agreement as “Phantom Units” during the Restricted Period. Until the Phantom Units vest and are paid, the Participant shall have no rights as a unitholder of the Partnership with respect to the Phantom Units.

2.	Incorporation of Plan. The Plan is hereby incorporated herein by reference and all capitalized terms used herein but not defined herein shall have the meaning set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and hereby accepts the Phantom Units subject to all the terms and provisions of the Plan.

3.	Compensation Committee of the Board Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee of the Board (the “Committee”) of the Company upon any questions arising under the Plan and this Agreement.

4.	Restricted Period of Phantom Units. The Restricted Period begins with the Effective Date and ends with the first of the following events:

a.	December 31, 2010, provided the Participant is employed by the Company or its Affiliates at such time, and performance relative to the metrics described below meets the requirements for a payout; or

b.	Your Termination of Affiliation (excluding any transfer to an Affiliate of the Company) with the Company, voluntarily for Good Reason, or involuntarily (other than due to Cause) within two years following a Change of Control as set forth in the Plan.

5.	Payment of Phantom Units. To be eligible to receive payment of the Phantom Units at the end of the Restricted Period, the Participant must be employed by the Company or its Affiliates at the end of the Restricted Period, or must have terminated employment during the Restricted Period due to Retirement, death, or Disability. Subject to legal or contractual obligations, the Company will deliver to the Participant, or the Participant’s legal representative, as soon as practicable after the final Determination of Payout Levels by the Committee, a number of Units equal in value to the number of Phantom Units calculated pursuant to Paragraph 8 less the number of Phantom Units required to cover minimum tax withholding requirements. The number of Phantom Units required to cover minimum tax withholding will be based on the closing price of the Units at the end of the Restricted Period.

6.	Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment with the Company and its Affiliates terminates prior to the end of the Restricted Period due to Retirement, death or Disability, the initial Target Grant will be prorated based upon the Participant’s months of employment between January 1, 2008 and December 31, 2010. Such prorated amount will continue to be restricted and subject to the terms of this Agreement until the end of the Restricted Period. All units in excess of the prorated amount shall be forfeited.

7.	Performance Criteria.

a.	Performance Metrics

	Threshold		Target		Stretch
2010 Distributable Cash Flow per Unit(1)	$	X.XX	$	X.XX	$	X.XX

(1)	Actual distributable cash flow in 2010 adjusted for full year performance of organic expansion projections or acquisitions completed during the year, excluding actual profits from commodities.

8.	Determination of Payout Level.

(i)	The number of Units awarded will be determined based on performance relative to Performance Metrics as follows:

Below Threshold	No payout
Target Achieved	100% of units are paid out
Stretch Achieved	200% of units paid out

The payout for results between threshold, target and stretch will be interpolated.

(ii)	The number of Units awarded will be subject to an increase or reduction of up to 20% based upon personal performance.

9.	Other Provisions.

a.	The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.	Except as otherwise provided herein, and in the Plan documents, in the event that the Participant’s employment with the Company and its Affiliates terminates prior to the vesting of the Phantom Units granted under this Agreement, such Phantom Units shall be forfeited.

c.	The Participant acknowledges that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

d.	Neither the Phantom Units, nor the Participant’s interest in the Phantom Units, may be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to the vesting and payment of such Phantom Units under this Agreement.

e.	If the Participant at any time forfeits any or all of the Phantom Units pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in the Phantom Units shall terminate upon forfeiture without payment of consideration.

f.	The Committee shall make determination as to whether an event has occurred resulting in the forfeiture of the Phantom Units, in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

g.	With respect to the right to receive payment of the Phantom Units under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

10.	Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan Midstream Partners, L.P., One Williams Center, Mail Drop 28-4, Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the forgoing manner.

Magellan GP, LLC

By:
Don R. Wellendorf
President and Chief Executive Officer
Magellan GP, LLC

Participant:

I acknowledge receipt of a copy of the Plan and hereby accept the terms and conditions of this Phantom Unit Agreement:

Dated this day of , 2008.